UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2017

FORM HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 12th Floor

New York, New York 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (646) 525-4319

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

As of January 17, 2017, David L. Cohen, Esq., Chief Intellectual Property Officer of FORM Holdings Corp. (the “Company”), is no longer deemed an executive officer of the Company.

(e)

Amendment No. 2 to Employment Agreement with Clifford Weinstein

On January 20, 2017, the Company entered into a second amendment to the employment agreement with Clifford Weinstein. The amendment provides that so long as Mr. Weinstein is employed on the date of a change of control of FLI Charge he will be entitled to 5% of the amount equal to the total amount of cash and the fair market value of all non-cash consideration paid or payable to the Company or its stockholders in connection with the change of control of FLI Charge or in an Initial Public Offering, net of expenses, the acquisition cost to the Company and any additional capital contributions made prior to the change of control.

The foregoing descriptions of the employment agreement and employment agreement amendment are only summaries, do not purport to be complete and are qualified by reference in their entirety to the employment agreements and the employment agreement amendment which will be subsequently filed with the SEC.

Executive Employment Agreements with Andrew D. Perlman, Anastasia Nyrkovskaya and Edward Jankowski

On January 20, 2017, the Company entered into an employment agreement with Edward Jankowski, the Company’s Senior Vice President and Chief Executive Officer of the Company’s wholly owned subsidiary XpresSpa Holdings, LLC (“XpresSpa”). The Company also entered into agreements with Andrew D. Perlman, the Company’s Chief Executive Officer and Anastasia Nyrkovskaya, the Company’s Chief Financial Officer on January 18, 2017. The employment agreements of Mr. Perlman and Ms. Nyrkovskaya supersede their current employment agreements that were set to expire on December 31, 2017. The agreements are on substantially similar terms other than base salary and an incentive award to be paid to Mr. Jankowski upon certain events.

Under the terms of their respective employment agreements Mr. Perlman will be entitled to receive a base salary of $450,000 effective January 1, 2017, Ms. Nyrkovskaya will be entitled to receive a base salary of $375,000 effective January 1, 2017 and Mr. Jankowski will be entitled to receive a base salary of $375,000 from January 1, 2017.

Under the terms of his, Mr. Jankowski will be entitled to receive on the first to occur of a public offering or change of control of XpresSpa provided he is then employed by XpresSpa, in the event of a public offering stock options to purchase common stock of XpresSpa equal to 2% of XpresSpa’s outstanding shares of common stock after the issuance of shares in the Initial Public Offering or, upon a change of control, 2% of the amount equal to the total amount of cash and the fair market value of all non-cash consideration paid or payable to the Company or its stockholders in connection with the change of control net of expenses, the acquisition cost to the Company and any additional capital contributions made prior to the change of control. The employment agreement also contains a non-competition provision for a period of one year following termination of employment.

Each employment agreement is for a term of three years provided that the employment agreement shall extend in two month increments for up to one (1) year thereafter for each month that the negotiations are not concluded prior to sixth months before the end of the term.

Each employment agreement provides that the executive will be eligible to participate in any annual bonus and other incentive compensation program that the Company may adopt from time to time for its executive officers and if the executive has earned any bonus or non-equity based incentive compensation which remains unpaid upon termination of employment for any reason whether by executive or the Company other than for cause then the executive shall be entitled to receive a pro- rata portion of such incentive compensation at the time it is paid.

In addition, unless an executive is terminated for cause, all applicable equity awards held by the executive as of the date of termination of employment that would have vested in the one-year period immediately following such termination will vest during the following year, provided that the executive makes himself reasonably available and cooperates with reasonable requests from the Company involving facts or events relating to the Company that the executive may have knowledge of.

In the event the employment agreement is terminated for good reason by the executive, or by the Company without cause and the executive provides the Company with a release of claims, the executive shall be entitled to receive a cash severance payment in the amount of one times his or her then current base salary and one year of COBRA continuation coverage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORM HOLDINGS CORP.

Dated: January 20, 2017	By:	/s/ Andrew D. Perlman
		Name:	Andrew D. Perlman
		Title:	Chief Executive Officer